Exhibit 23.3



                      [Letterhead of Bingham Dana LLP]



                               August 1, 2000


United Air Lines, Inc.
P.O. Box 66100
Chicago, Illinois 60666

         Re: United Air Lines 2000-1 EETC

Gentlemen:

         We consent to the incorporation by reference in the Prospectus Supplement of United Air Lines, Inc., relating to the Pass Through Certificates, Series 2000-1, of the Opinion of Bingham Dana LLP, special counsel of State Street Bank and Trust Company of Connecticut, National Association with respect to certain State of Connecticut tax matters. We also consent to the reference to our Firm under the caption "Legal Matters."


                                                     Very truly yours,

                                                     /s/ Bingham Dana LLP

                                                     Bingham Dana LLP